EXHIBIT 99.1

Intelligent Systems Announces First Quarter 2011 Results

NORCROSS, Ga., May 9, 2011 (GLOBE NEWSWIRE) -- Intelligent Systems Corporation (NYSE Amex:INS) (www.intelsys.com) announced today its financial results for the three month period ended March 31, 2011.

For the three month period ended March 31, 2011, the company recorded total revenue of $3,544,000, which is $153,000 less than the total revenue of $3,697,000 recorded in the first quarter of 2010 but higher than the $3,322,000 total revenue recorded in the immediate prior quarter ended December 31, 2010. The net loss was $354,000 ($0.04 per basic and diluted share) in the first quarter of 2011 as compared to net income of $84,000 ($0.01 per basic and diluted share) in the first quarter of 2010.

J. Leland Strange, President and Chief Executive Officer, stated, "Our ChemFree subsidiary reported strong profits in the first quarter of 2011, with period-to-period growth in sales of SmartWasher® bio-remediating parts washers in international markets as well as total consumable supplies, offset in part by a decline in machines sales in the domestic market.

"The consistent progress made by our CoreCard subsidiary on significant software license contracts which will be recognized for GAAP purposes in subsequent quarters is not reflected in the reported results for the first quarter of 2011. Service revenue associated with maintenance and professional services was 46 percent higher in the first quarter of 2011 than in the comparable period in 2010, reflecting a growing base of customers."

As we have frequently cautioned, results may vary from quarter-to-quarter due in part to the timing of CoreCard license revenue recognition. Generally, we defer all revenue associated with contract milestone payments on new CoreCard customer implementations until such customers go-live with the CoreCard software, which may frequently be affected by changes in customer requirements and schedules that are outside of our control.

The results reported in the first quarter of 2011 reflect the net effect of lower revenue as well as higher total expenses. The period-to-period increase in total expenses is related mainly to higher expenses for legal, audit and personnel as well as a significant increase in the number of employees at our software development and test subsidiary in India. We continue to invest in CoreCard's software development activities to provide financial transaction processing solutions for markets such as prepaid, fleet and private label cards, while putting in place the infrastructure to support future growth.

About Intelligent Systems Corporation

For over thirty five years, Intelligent Systems Corporation (NYSE Amex:INS) has identified, created, operated and grown early stage technology companies. The company has operations and investments in the information technology and industrial products industries. The company's principal majority-owned subsidiaries are CoreCard Software, Inc. (www.corecard.com), a provider of software and services for prepaid and credit card processing, and ChemFree Corporation (www.chemfree.com), a leader in bioremediating parts washer equipment and supplies.  Further information is available on the company's website at www.intelsys.com or by calling the company at 770/381-2900.

In addition to historical information, this news release may contain forward-looking statements relating to Intelligent Systems Corporation and its subsidiary and affiliated companies. These statements include all statements that are not statements of historical fact regarding the intent, belief or expectations of Intelligent Systems Corporation and its management with respect to, among other things, results of operations, product plans, and financial condition. The words "may," "will," "anticipate," "believe," "intend," "expect," "estimate," "plan," "strategy" and similar expressions are intended to identify forward-looking statements. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those contemplated by such forward-looking statements. The company does not undertake to update or revise any forward-looking statements whether as a result of new developments or otherwise, except as required by law. Among the factors that could cause actual results to differ materially from those indicated by such forward-looking statements are instability in the financial markets, delays in product development, undetected software errors, competitive pressures, changes in customers' requirements or financial condition, market acceptance of products and services, changes in the performance, financial condition or valuation of affiliate companies, the risks associated with investments in privately-held early stage companies and further declines in general economic and financial market conditions, particularly those that cause businesses to delay or cancel purchase decisions.

Intelligent Systems Corporation
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited; in thousands, except share and per share amounts)

	Three Months Ended March 31,
	2011	2010
Revenue
Products	$3,032	$3,347
Services	512	350
Total revenue	3,544	3,697
Cost of revenue
Products	1,548	1,709
Services	278	174
Total cost of revenue	1,826	1,883
Expenses
Marketing	520	566
General & administrative	918	725
Research & development	639	437
Operating income (loss)	(359)	86
Other income (expense)
Interest income, net	11	27
Equity in income (loss) of affiliate company	9	(12)
Other income	6	6
Income (loss) before income taxes	(333)	107
Income taxes	21	23
Net income (loss)	$ (354)	$84
Income (loss) per share:
Basic	$ (0.04)	$0.01
Diluted	$ (0.04)	$0.01
Basic weighted average common shares outstanding	8,958,028	8,958,028

Intelligent Systems Corporation
CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share amounts)

	March 31, 2011	December 31, 2010
ASSETS	(unaudited)	(audited)
Current assets:
Cash	$2,901	$2,942
Accounts receivable, net	2,325	2,227
Notes and interest receivable, current portion	243	600
Inventories, net	913	833
Other current assets	643	404
Total current assets	7,025	7,006
Investments	1,295	1,286
Notes and interest receivable, net of current portion	233	473
Property and equipment, at cost less accumulated depreciation	1,290	1,149
Patents, net	166	177
Total assets	$10,009	$10,091

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$500	$322
Deferred revenue, current portion	1,765	1,604
Accrued payroll	521	550
Accrued expenses	656	640
Other current liabilities	275	307
Total current liabilities	3,717	3,423
Deferred revenue, net of current portion	65	70
Other long-term liabilities	114	137
Total Intelligent Systems Corporation stockholders' equity	4,597	4,945
Non-controlling interest	1,516	1,516
Total stockholders' equity	6,113	6,461
Total liabilities and stockholders' equity	$10,009	$10,091
CONTACT: Bonnie Herron
         770-564-5504
         bherron@intelsys.com